Exhibit 99.17

Mutual Termination Agreement

This Mutual Termination Agreement (this “Agreement”) is dated as of February 28, 2024 (the “Effective Date”), by and among (i) US Foods Holding Corp., a Delaware corporation (the “Company”), on the one hand; and (ii) Sachem Head Capital Management LP, a Delaware limited partnership, Sachem Head LP, a Delaware limited partnership, Sachem Head Master LP, an exempted limited partnership organized under the laws of the Cayman Islands, SH Sagamore Master VIII Ltd., an exempted company incorporated under the laws of the Cayman Islands, SH Stony Creek Master Ltd., an exempted company incorporated under the laws of the Cayman Islands, Uncas GP LLC, a Delaware limited liability company, and Sachem Head GP LLC, a Delaware limited liability company (collectively, “Sachem Head”), on the other hand. The Company and Sachem Head are each herein referred to as a “party” and collectively, the “parties.” Capitalized terms used herein shall have the meanings set forth in the Cooperation Agreement (defined below).

WHEREAS, the Company and Sachem Head are parties to that certain Cooperation Agreement, dated as of May 9, 2022 (the “Cooperation Agreement”);

WHEREAS, pursuant to Section 11 of the Cooperation Agreement, the parties may terminate the Cooperation Agreement at any time by mutual agreement; and

WHEREAS, the Company and Sachem Head have mutually agreed to terminate the Cooperation Agreement, effective as of the Effective Date.

NOW, THEREFORE, in consideration of the terms and conditions herein provided, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by the parties, the parties hereto agree as follows:

1.Termination. The Company and Sachem Head mutually agree that the Cooperation Agreement shall terminate and be of no further force or effect as of the close of business on the Effective Date (the “Effective Time”), and that, from and after the Effective Time, neither the Company nor Sachem Head shall have any further rights, duties, or obligations under the Cooperation Agreement, including without limitation, any obligations on the part of the Company to nominate any of the New Directors to the Board or any new or standing committees of the Board or on the part of Sachem Head to vote its shares in accordance with the Board’s recommendations or abide by the standstill restrictions set forth therein.

2.Resignation of Sachem Head Director. Concurrently with the execution of this Agreement, the Sachem Head Director will deliver his resignation as a member of the Board of the Company and each committee on which the Sachem Head Director sits, such resignation effective as of the Effective Time.

3.Representations and Warranties of the Parties Hereto. Each party hereto represents and warrants to the other as follows:

a.Such party has the requisite corporate or other legal power and authority to execute, deliver and carry out this Agreement, and has taken all necessary corporate or other legal action, as applicable, to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

b.This Agreement has been duly and validly authorized, executed and delivered by such party and constitutes a valid and binding obligation of such party, enforceable against such party in accordance with its terms.

c.Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will conflict with or constitute a violation of or default under any contract, commitment, agreement, arrangement or restriction of any kind to which such party is a party or by which such party is bound.

4.Miscellaneous. Sections 13, 14, and 17 of the Cooperation Agreement are incorporated herein by this reference as if set out fully herein and shall apply in all respects to this Agreement, mutatis mutandis.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by their duly authorized representatives to be effective as of the Effective Date.

US FOODS HOLDING CORP.

By:	/s/ Martha Ha
	Name:	Martha Ha
	Title:	Executive Vice President, General Counsel and Corporate Secretary

SACHEM HEAD CAPITAL MANAGEMENT LP

By:	Uncas GP LLC, its general partner

By:	/s/ Scott D. Ferguson
	Name:	Scott D. Ferguson
	Title:	Managing Member

SACHEM HEAD LP

By:	Sachem Head GP LLC, its general partner

By:	/s/ Scott D. Ferguson
	Name:	Scott D. Ferguson
	Title:	Managing Member

SACHEM HEAD MASTER LP

By:	Sachem Head GP LLC, its general partner

By:	/s/ Scott D. Ferguson
	Name:	Scott D. Ferguson
	Title:	Managing Member

SH SAGAMORE MASTER VIII LTD.

By:	/s/ Amit Malhotra
	Name:	Amit Malhotra
	Title:	Director

SH STONY CREEK MASTER LTD.

By:	/s/ Amit Malhotra
	Name:	Amit Malhotra
	Title:	Director

UNCAS GP LLC

By:	/s/ Scott D. Ferguson
	Name:	Scott D. Ferguson
	Title:	Managing Member

SACHEM HEAD GP LLC

By:	/s/ Scott D. Ferguson
	Name:	Scott D. Ferguson
	Title:	Managing Member